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                                                                     Exhibit 4.2


                            MATRIA HEALTHCARE, INC.


                                      AND


              SOUTHTRUST ESTATE & TRUST COMPANY OF GEORGIA, N.A.,
                                    TRUSTEE


                        -----------------------------


                             SUPPLEMENTAL INDENTURE


                         DATED AS OF JANUARY    , 1996
                                             ---

                                       TO


                                   INDENTURE

                          DATED AS OF DECEMBER 1, 1986


                     8% CONVERTIBLE SUBORDINATED DEBENTURES

                             DUE DECEMBER 31, 2001


                        -----------------------------

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         Supplemental Indenture (the "Supplemental Indenture"), dated as of
January __, 1996, made by and between MATRIA HEALTHCARE, INC., a Delaware corporation ("Matria"), and SOUTHTRUST ESTATE & TRUST COMPANY OF GEORGIA, N.A., a national banking association, successor to National Bank of Georgia, as Trustee (the "Trustee"), under the Indenture dated as of December 1, 1986, hereinafter mentioned (the "Indenture").

         WHEREAS, HEALTHDYNE, INC., a Georgia corporation ("Healthdyne"), and the Trustee entered into the Indenture in connection with the issuance of Healthdyne's 8% Convertible Subordinated Debentures due December 31, 2001 (the "Debentures"); and

         WHEREAS, $3,500,000 principal amount of Debentures was issued under the Indenture and [$2,125,540] is outstanding on the date of the execution and delivery of this Supplemental Indenture; and

         WHEREAS, Healthdyne, Matria and Tokos Medical Corporation ("Tokos") have entered into that certain Agreement and Plan of Merger, dated as of October 2, 1995, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of December 4, 1995, and by that certain Second Amendment to Agreement and Plan of Merger, dated as of January __, 1996, under which on the date hereof Healthdyne and Tokos will merge with and into Matria (the "Merger"); and

         WHEREAS, in connection with the Merger, the parties hereto desire to amend the Indenture, without the consent of any Debentureholder, to have Matria assume Healthdyne's obligations under the Indenture (as provided in Section
11.01 of the Indenture) and for the purpose of evidencing certain adjustments to the conversion rights of the Debenture in connection with the assumption by Matria of Healthdyne's obligations under the Indenture (as provided in Section
16.05 of the Indenture); and

         WHEREAS, Matria has delivered to the Trustee the Board Resolution and Opinion of Counsel required by Sections 11.01, 11.06 and 12.03 of the Indenture; and

         WHEREAS, all the requirements of law and the Certificate of Incorporation and Bylaws of Matria have been fully complied with; and all conditions and requirements necessary to authorize the execution, acknowledgement and delivery of this Supplemental Indenture and to make the Indenture, as supplemented by this Supplemental Indenture, a valid, binding and legal instrument for the benefit of the Debentureholders, have been complied with or have been done and performed;

         NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the sufficiency of which is hereby acknowledged, Matria and the Trustee agree as follows:

         SECTION 1. Definitions. For purposes of this Supplemental Indenture, all terms used herein, unless otherwise defined herein, shall have the meaning assigned to them in the Indenture, except that references to the "Company" in the Indenture, as amended and supplemented by this Supplemental Indenture, shall mean Matria Healthcare, Inc.

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         SECTION 2.  Succession of Matria to Healthdyne under the Indenture.
Upon the effectiveness of the Merger, and pursuant to the requirements of
Section 11.01 of the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Debentures, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by Healthdyne prior to the effectiveness of the Merger, are hereby expressly assumed by Matria.

         SECTION 3. Adjustment of Conversion Rights. Upon the effectiveness of the Merger, and pursuant to the requirements of Section 16.05 of the Indenture, holders of each Debenture then outstanding shall have, in lieu of the right to convert such Debenture into Common Stock of Healthdyne, the right to convert such Debenture into the number of shares of Common Stock of Matria receivable upon such Merger by the number of shares of Common Stock of Healthdyne into which such Debenture might have been converted immediately prior to the Merger. As provided in Section 12.02 of the Indenture, upon execution and delivery of this Supplemental Indenture, Matria shall succeed to and be substituted for Healthdyne with the same effect as if it had been named in the Indenture as the Company. Accordingly, this Supplemental Indenture does not amend or supplement the provisions regarding adjustment of the conversion price; such provisions are subject to the terms and conditions set forth in the Indenture, taking into account the succession, and substitution as the Company, of Matria.

         SECTION 4. Governing Law, Etc. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of Georgia, and for all purposes shall be construed in accordance with the laws of the State of Georgia (without regard to principles of conflicts of laws). The terms and conditions of this Supplemental Indenture shall be, and be deemed to be, part of the terms and conditions of the Indenture for any and all purposes applicable to the Debentures. Other than as amended and supplemented by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed.

         SECTION 5. Acceptance by Trustee. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same upon the terms and conditions set forth in the Indenture.

         SECTION 6. The Indenture As Supplemented. From and after the date of this Supplemental Indenture, all references in the Indenture to this "Indenture" shall refer to the Indenture as supplemented hereby.


                        [SIGNATURES ON FOLLOWING PAGE.]

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed all as of the day and year first above written.



                       MATRIA HEALTHCARE, INC.



                       By:
                          ----------------------------------------
                           Name:
                           Title:



                       SOUTHTRUST ESTATE & TRUST COMPANY,
                       as Trustee



                       By:
                          ----------------------------------------
                           Name:
                           Title: